Exhibit 10.1

FORBEARANCE AND AMENDMENT AGREEMENT

This FORBEARANCE AND AMENDMENT AGREEMENT (this “Agreement”), dated as of March 30, 2007 (the “Effective Time”) is entered into between Devcon International Corp. (the “Company”) and HBK Main Street Investments L.P. (the “Investor”).

RECITALS

WHEREAS, in connection with the Securities Purchase Agreement by and among the parties hereto dated as of February 10, 2006 (the “Securities Purchase Agreement”), the Company had agreed, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, to issue and sell to the Investor and each other buyer set forth therein (collectively, the “Buyers”) (i) at the Initial Closing (as defined in the Securities Purchase Agreement) warrants (the “Warrants”) which were to be exercisable to purchase shares of Common Stock at an exercise price equal to $11.925 per share (as exercised collectively, the “Warrant Shares”) and (ii) at the Additional Closing (as defined in the Securities Purchase Agreement), subject to the satisfaction of certain terms and conditions, preferred shares of the Company designated as Series A Convertible Preferred Stock, the terms of which were set forth in that certain Certificate of Designations for such series of preferred shares (the “Certificate of Designations”), dated as of October 16, 2006 (the “Preferred Shares”) which, among other things, were contemplated to be convertible into shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) (as converted, the “Conversion Shares”), in accordance with the terms of the Certificate of Designations;

WHEREAS, the Preferred Shares may be entitled to dividends (the “Dividends”), which the Company, subject to certain conditions, may pay in shares of Common Stock (the “Dividend Shares”);

WHEREAS, to induce the Buyers to execute and deliver the Securities Purchase Agreement, the Company provided certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “1933 Act”), and applicable state securities laws by entering into that certain Registration Rights Agreement, dated as of February 10, 2006 (the “Registration Rights Agreement”), by and among the Company and the Buyers;

WHEREAS, under the terms of the Registration Rights Agreement, the Company agreed to use its best efforts to cause a Registration Statement (the “Registration Statement”) registering the resale of the shares (the “Registrable Shares”) of the Company’s common stock, par value $.10 (the “Common Stock”), issuable upon conversion of the Preferred Shares, exercise of the

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Warrants and in payment of certain dividend obligations under the Certificate of Designations to be declared effective by the Securities and Exchange Commission (the “SEC”) no later than January 25, 2007 (the “Effectiveness Deadline”);

WHEREAS, the Company has filed a Registration Statement to register the resale of the Registrable Shares, but has not caused such Registration Statement to be declared effective by the SEC (the “Effectiveness Failure”) due to comments from the SEC the Company has received with respect thereto, which comments the Company believes make compliance with the current terms of the Registration Rights Agreement impossible;

WHEREAS, the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations each provide that provisions of the respective agreements and instruments may be amended and the observance thereof may be waived, with the written consent of the Company and Buyers holding at least a majority of the Registrable Securities (the “Required Holders”);

WHEREAS, the Certificate of Designations allows that, with the consent of the Required Holders, the Company may, whether or not prohibited by the terms of the Preferred Shares, waive a right of the Preferred Shares;

WHEREAS, the Registration Rights Agreement further provides that all consents and other determinations required to be made by the Buyers pursuant to the Registration Rights Agreement shall be made by the Required Holders;

WHEREAS, concurrently herewith, the Company has also requested that the Buyers (other than the Investor) enter into agreements in the form of this Agreement (the “Other Agreements”, and together with this Agreement, the “Forbearance Agreements”);

WHEREAS, as a result of the Effectiveness Failure, the Company and the Buyers are in discussions regarding certain potential amendments to and waivers of (the “Amendments”) certain terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations; and

WHEREAS, the Investor and each other Buyer is negotiating the terms of the Amendments independently and, accordingly, such negotiations are anticipated to take an indeterminable amount of time to complete;

WHEREAS, notwithstanding the Company’s belief that it has not currently breached any of the terms of the Transaction Documents, the Company desires to ensure that, during the pendency of such negotiations, no Buyer will seek to exercise certain remedies or other rights they may have under the Transaction Documents resulting solely from the effects of the circumstances causing the Effectiveness Failure;

FORBEARANCE AGREEMENT

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Securities Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Forbearance Effective as of the Effective Time (as defined below), the Investor hereby agrees to forbear (the “Forbearance”) from (a) taking any remedial action with respect to the Effectiveness Failure, (b) declaring the occurrence of any Triggering Event with respect to the Effectiveness Failure having occurred and from delivering any Notice of Redemption at Option of Holder with respect to thereto or (c) demanding any amounts due and payable with respect to the Effectiveness Failure, including without limitation, any Registration Delay Payments payable with respect to the Preferred Shares, until the earlier of (the “Forbearance Expiration Date” and the period commencing on the Effective Time and ending on the Forbearance Expiration Date, the “Forbearance Period”):

(i) 5:00 p.m. prevailing New York city time on January 2, 2008.

(ii) the occurrence of an event of default described in either of Sections 3(a)(viii) or 3(a)(ix) of the Certificate of Designations;

(iii) such date the Investor reasonably determines that the Company either (u) is not negotiating the Amendments in good faith, (v) is not using its best efforts to promptly negotiate and enter into the Amendments with the Buyers, (w) has failed to execute such Amendments as soon as practicable, (x) has breached any covenant or other agreement set forth in any Forbearance Agreement, or (y) failed to obtain the Shareholder Approval by the Shareholder Meeting Deadline, provided that in the case of the Investor making any of the determinations described in (u) – (y) above, the Company shall have first failed to use its best efforts to remedy the same within two (2) Business Days after receiving written notice thereof from the Investor; and

(iv) the Amendments Closing Date (as defined in Section 2(B)(iii) below).

Notwithstanding anything set forth herein to the contrary, the Forbearance is conditioned upon the Company’s agreement not to, and not to cause any of its Subsidiaries to, issue, in one or a series of transactions, any debt or equity securities that are senior to the Preferred Shares, or any debt or equity securities that are junior to the Preferred Shares, in the latter case, in an amount resulting in net proceeds to the Company in excess of $5 million, except Excluded Securities (as defined in the Certificate of Designations), without the prior written consent of the Required Holders prior to the Forbearance Expiration Date.

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2. Additional Covenants and Waiver. The following covenants, agreements and waivers shall each become effective as of the Effective Time and shall terminate on the Forbearance Expiration Date:

(a) Withdrawal of Registration Statement. The Company shall, as soon as practicable, take all steps necessary to effect a withdrawal under SEC Rule 477 of the Registration Statement.

(b) Amended and Restated Certificate of Designation.

(i) In furtherance of effecting the Amendments as soon as practicable, but no later than ten (10) Business Days of the date hereof (such date, the “COD Date”), the Company and the Required Holders shall agree to attach as Exhibit A to each of the Forbearance Agreements a form of Amended and Restated Certificate of Designations (the “Amended Certificate of Designations”) setting forth certain revised terms of the Preferred Shares, including, without limitation, a reduction in the conversion price of the Preferred Shares set forth in the Certificate of Designations to $6.75, allowance for the accrual of dividends on the Preferred Shares at a rate equal to 10% per annum, which dividends may be payable in kind; and a revision of the definition of the Leverage Ratio (as such term is defined in the Certificate of Designations), which revised definition shall provide for the Leverage Ratio to be calculated as a multiple of recurring monthly revenue (“RMR”) as opposed to EBITDA and a revision of the Maximum Leverage Ratio covenant set forth in the Certificate of Designations to require such Maximum Leverage Ratio to equal 38x RMR, commencing on June 30, 2008.

(ii) As soon as practicable, the Company shall use its best efforts to obtain from shareholders holding a majority of the Company’s outstanding shares of common stock and a majority of the Preferred Shares executed commitments to vote at a meeting of the Company’s shareholders approving in accordance with applicable law and the Company’s governing documents resolutions (the “Resolutions”) in form and substance reasonably acceptable to the Investor providing for the amendment and restatement of the Certificate of Designations in the form of the Amended Certificate of Designations (such affirmative approval being referred to herein as the “Shareholder Approval”). The Company shall provide each shareholder entitled to vote at the annual meeting of shareholders of the Company (the “Shareholder Meeting”), which shall be promptly called and held not later than (x) in the event the applicable proxy statement is not reviewed by the SEC, July 1, 2007 and (y) otherwise, October 1, 2007 (the “Shareholder Meeting Deadline” and the actual date of such meeting, the “Shareholder Meeting Date”), a proxy statement, substantially in the form which has been previously reviewed and approved by the Investor and Schulte Roth & Zabel at the expense of the Company, soliciting each such shareholder’s affirmative vote at the Shareholder Meeting for Shareholder Approval of the Resolutions (the date such approval is obtained, the “Shareholder Approval Date”), and the Company shall use its best efforts to solicit its

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shareholders’ approval of the Resolutions and to cause its Board of Directors to recommend to the shareholders that they approve the Resolutions. The Company shall be obligated to seek to obtain such Shareholder Approval by the Shareholder Meeting Deadline. If, despite the Company’s best efforts, the Shareholder Approval is not obtained by the Shareholder Meeting Deadline, the Company shall cause an additional Shareholder Meeting to be held each calendar quarter thereafter (or such longer period as is necessary to the extent of SEC comments on any proxy statement) until such Shareholder Approval is obtained.

(iii) Upon filing of the Amended and Restated Certificate of Designations with the Secretary of State of Florida in accordance with applicable Florida law after effectiveness of the Shareholder Approval in accordance with applicable federal securities laws, the Company shall enter into an Amended and Restated Registration Rights Agreement, Amended and Restated Securities Purchase and such other documents determined by the parties hereto to be reasonable necessary to effect such amendments (collectively, the “Other Amendment Documents”). The time at which (x) the Amended and Restated Certificate of Designations is filed with the Secretary of State of Florida, (y) all Other Amendment Documents have been executed and delivered and (z) all closing conditions set forth in such Other Amendment Documents have been met or waived by the parties thereto shall be referred to herein as the “Amendment Closing Date”.

(c) Accrual of Dividends. The parties hereto agree that, as a waiver of the rights of the Preferred Shares to receive dividends on each Dividend Date (as defined in the Certificate of Designations) during the Forbearance Period, commencing as of the Effective Time and until the Forbearance Expiration Date (the “Dividend Payment Date”), all dividends payable with respect to the Preferred Shares shall accrue but not be payable until the Dividend Payment Date, at which time the Company shall pay all such accrued dividends in any manner allowed pursuant to the Amended and Restated Certificate of Designations as if such date was a Dividend Date.

4. Amendments; Acknowledgments; Ratifications.

(a) Registration Rights Agreement Amendments. The Investor hereby agrees that during the Forbearance Period, the Registration Rights Agreement is hereby amended to replace the definition of “Effectiveness Deadline” with the following:

“Effectiveness Deadline” means the later of (x) the date which is 45 days after the Filing Deadline (as defined below), or if there is a full review of the Registration Statement by the SEC, 90 days after the Filing Deadline and (y) the Forbearance Expiration Date (as defined in those certain Forbearance Agreements, each by and among the Company and a Buyer, entered into on March 30, 2007 or thereafter).

FORBEARANCE AGREEMENT

(b) Leverage Ratio. The Investor hereby agrees that, as a waiver of the rights of the Preferred Shares, during the Forbearance Period, the definition of the “Leverage Ratio” set forth in the Certificate of Designations and the maximum Leverage Ratio required to be maintained by the Company by the terms of the Certificate of Designation shall be the definition of “Qualifying Retail RMR Leverage Ratio” and the maximum Qualifying Retail RMR Leverage Ratio set forth in that certain Credit Agreement, dated November 10, 2005, by and among the Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc., Central One, Inc. and CapitalSource Finance LLC, as amended from time to time.

(c) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement, Registration Rights Agreement, and each other Transaction Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

5. Effective Time; 8-K Filing.

(a) This Agreement shall become effective upon execution by the Required Holders of the Forbearance Agreements (such date, the “Effective Time”).

(b) On or before 8:30 a.m., New York Time, on the first (1st) Business Day following the later to occur of (x) the COD Date and (y) the Effective Time, the Company shall file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Forbearance Agreements in the form required by the 1934 Act and attaching the Forbearance Agreements (including, without limitation, this Agreement and the form of Amended Certificate of Designations, (including all attachments, the “ 8-K Filing”). From and after the filing with the SEC of the 8-K Filing, the Company shall have disclosed any material nonpublic information delivered to the Investor by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the 8-K Filing with the SEC without the express written consent of the Investor. Subject to the foregoing, neither the Company, its Subsidiaries nor the Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Investor shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Investor, neither the Company nor any of its Subsidiaries shall disclose the name of the Investor in any filing, announcement, release or otherwise.

FORBEARANCE AGREEMENT

(c) The parties agree that that certain Confidentiality Agreement, by and among the Company and the Investor dated January 1, 2006 (the “Confidentiality Agreement”) shall immediately terminate and be null and void as of the earlier to occur of (i) the date of the filing of the 8-K Filing with the SEC and (ii) such date as the Confidentiality Agreement terminates in accordance with its terms.

6. Miscellaneous

(a) Except as expressly set forth herein, the execution of this Agreement and any discussions, negotiations, correspondence and other communications, drafts of documents and meetings among the parties hereto do not represent and shall not be construed or relied upon as being (i) a waiver of or prejudicial to any rights the parties may have or (ii) a waiver of the parties’ rights under any statute or under any applicable law or (iii) an admission or declaration against interest by either party hereto.

(b) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(c) All notices to be given pursuant to this Agreement shall be delivered in accordance with the terms of the Securities Purchase Agreement:

(d) This Agreement may not be modified except by a written instrument executed by the Company and the Investor.

(e) Nothing contained in this Agreement shall be deemed (i) an admission by any other party or (ii) a waiver of any rights or defenses, except with respect to the Forbearance until the Forbearance Expiration Date.

(f) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy

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thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(h) At the Effective Time, the Company shall reimburse the Investor for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and the transactions related thereto by paying any such amount to Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the instructions provided by Schulte Roth & Zabel LLP to the Company on or prior to the Effective Time. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(i) This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j) The obligations of the Investor under any Transaction Document or Forbearance Agreement are several and not joint with the obligations of any other Buyer, and the Investor shall not be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document or Forbearance Agreement. Nothing contained herein or in any other Transaction Document or Forbearance Agreement, and no action taken by the Investor pursuant hereto, shall be deemed to constitute the Investor and the other Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the other Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents or the Forbearance Agreements. The Company and the Investor confirm that the Investor has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Investor shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents or Forbearance Agreement, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

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FORBEARANCE AGREEMENT

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Forbearance and Amendment Agreement to be duly executed as of the date first written above.

COMPANY:

DEVCON INTERNATIONAL CORP.

By:	/S/ Robert C. Farenhem
Name:	Robert C. Farenhem
Title:	Chief Financial Officer

FORBEARANCE AGREEMENT

IN WITNESS WHEREOF, the Investor and the Company have caused their respective signature page to this Forbearance and Amendment Agreement to be duly executed as of the date first written above.

INVESTOR:

HBK MAIN STREET INVESTMENTS L.P.

By:	/s/ J. Baker Gentry, Jr.
Name:	J. Baker Gentry, Jr.
Title:	Arthorized Signature

FORBEARANCE AGREEMENT